Exhibit 99.1

News Release

Analysts and Media Contact:

Susan Giles (972) 855-3729

Atmos Energy Corporation Reports Earnings for the

Fiscal 2008 Third Quarter and Nine Months; Reaffirms Fiscal 2008 Guidance

DALLAS (August 5, 2008)—Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its fiscal 2008 third quarter and nine months ended June 30, 2008.

•	Fiscal 2008 third quarter net loss was $6.6 million, or $0.07 per diluted share, compared with a net loss of $13.4 million, or $0.15 per diluted share in the prior-year quarter.

•

Regulated operations experienced a $2.1 million net loss, or $0.02 per diluted share in the fiscal 2008 third quarter, compared with a net loss of $9.5 million, or $0.11 per diluted share in the same period last year.

•

Nonregulated operations experienced a $4.5 million net loss in the fiscal 2008 third quarter, or $0.05 per diluted share, compared with a net loss of $3.9 million, or $0.04 per diluted share, in the prior year.

•	Atmos Energy reaffirms its fiscal 2008 earnings guidance of $1.95 to $2.05 per diluted share.

For the nine months ended June 30, 2008, net income was $178.7 million, or $1.99 per diluted share, compared with net income of $174.4 million, or $2.00 per diluted share for the same period last year. Diluted earnings per share for the current nine-month period fully reflect the effect of a 3.4 percent increase in weighted average diluted shares outstanding, primarily associated with the company’s December 2006 equity offering. For the current nine-month period, the regulated operations contributed $148.8 million of net income, or $1.66 per diluted share, and the nonregulated operations contributed $29.9 million of net income, or $0.33 per diluted share.

“Because of the seasonal nature of our natural gas distribution operations, the third quarter of the fiscal year is typically a loss quarter” said Robert W. Best, chairman, president and chief executive officer of Atmos Energy Corporation. “However, compared to last year’s third quarter, we have trimmed the loss by about 50 percent as a result of improved rate design in our regulated distribution operations and increased throughput and margins on the regulated Texas intrastate pipeline. However, we now anticipate an even greater decline in the nonregulated marketing and storage operations than originally projected primarily due to the prolonged reduction in natural gas price volatility,” Best said.

“Due to the complementary nature of our regulated and nonregulated businesses, we remain confident we can achieve our fiscal 2008 earnings guidance of between $1.95 and $2.05 per diluted share,” Best concluded.

Results for the 2008 Third Quarter Ended June 30, 2008

Natural gas distribution gross profit increased $9.3 million to $199.9 million for the fiscal 2008 third quarter, compared with $190.6 million in the prior-year quarter, before intersegment eliminations. The key driver in the period-over-period improvement was an $8.9 million increase in rates, primarily in the company’s Mid-Tex Division and six other service areas.

Regulated transmission and storage gross profit increased $9.6 million to $46.3 million for the three months ended June 30, 2008, compared with $36.7 million for the three months ended June 30, 2007, before intersegment eliminations. This increase primarily reflects higher revenues resulting from the company’s 2006 and 2007 filings under the Texas Gas Reliability Infrastructure Program (GRIP). Regulated transmission and storage gross profit also benefited from favorable market conditions that have continued in the Barnett Shale gas producing region in Texas, resulting in a 21 percent increase in consolidated throughput and the realization of higher per-unit margins.

Natural gas marketing gross profit reflected a loss of $2.6 million for the fiscal 2008 third quarter, compared with a loss of $0.6 million for the fiscal 2007 third quarter, before intersegment eliminations. This decrease primarily reflects a $4.2 million decrease in the realized storage and trading activities of Atmos Energy Marketing (AEM), as AEM realized losses in the current quarter from its decision to reset financial positions to forward months without corresponding storage withdrawals, in an attempt to increase the potential gross profit in future periods. Delivered gas margins increased $1.2 million, as a result of capturing favorable basis gains, which increase was partially offset by a four percent decrease in consolidated sales volumes. AEM’s unrealized gains increased $0.9 million during the current quarter compared with the prior-year quarter, principally due to a narrowing of the spreads between current cash prices and forward natural gas prices.

Pipeline, storage and other gross profit increased $1.4 million to $3.2 million for the three months ended June 30, 2008, compared with $1.8 million for the same period last year, before intersegment eliminations. The increase was largely due to smaller margin losses generated from asset optimization activities.

Consolidated operation and maintenance expense for the third quarter of fiscal 2008 was $117.8 million, compared with $115.1 million for the third quarter last year. Excluding the provision for doubtful accounts, operation and maintenance expense for the current quarter increased $2.4 million, compared with the prior-year quarter, primarily due to higher administrative costs.

The provision for doubtful accounts increased slightly to $2.9 million for the three months ended June 30, 2008, compared with $2.6 million for the same period last year, despite a 46 percent increase in gas costs, which reflects the impact of continued successful collection efforts.

Results for the Nine Months Ended June 30, 2008

Natural gas distribution gross profit increased $31.2 million to $830.7 million for the nine months ended June 30, 2008, compared with $799.5 million in the prior-year period, before intersegment eliminations. This increase primarily reflects a net $31.7 million increase in rates, principally in the Mid-Tex Division, and in six other service areas.

Regulated transmission and storage gross profit increased $20.2 million to $142.8 million for the nine months ended June 30, 2008, compared with $122.6 million for the same period last year, before intersegment eliminations. This increase reflects higher revenues resulting from the company’s GRIP filings, a 20 percent increase in consolidated throughput, primarily associated with increased production in the Barnett Shale region in Texas and higher per-unit margins earned due to greater demand.

Natural gas marketing gross profit decreased $25.9 million to $59.7 million for the fiscal 2008 nine-month period, compared with $85.6 million for the prior-year period, before intersegment eliminations. The decrease primarily reflects a $48.9 million decrease in AEM’s realized storage and trading activities resulting from a less volatile natural gas market and AEM’s decision to reset its financial positions to forward months without corresponding storage withdrawals to increase the potential gross profit in future periods, combined with increased storage fees charged by third parties. Delivered gas margins increased $11.3 million as a result of a 13 percent increase in consolidated sales volumes combined with capturing favorable basis gains. Unrealized gains increased $11.7 million period over period, principally due to a narrowing of the spreads between the current cash prices and forward natural gas prices.

Pipeline, storage and other gross profit decreased $7.9 million to $18.9 million for the nine months ended June 30, 2008, compared with $26.8 million for the nine months ended June 30, 2007, before intersegment eliminations. The decrease primarily was due to lower realized margins from storage and asset optimization activities in a less volatile natural gas market, which created fewer opportunities to capitalize on price fluctuations along with lower unrealized margins.

Consolidated operation and maintenance expense for the nine months ended June 30, 2008, was $359.1 million, compared with $342.4 million for the prior-year period. Excluding the provision for doubtful accounts, operation and maintenance expense for the current nine months was $349.8 million, compared with $329.1 million for the prior-year period. The $20.7 million increase was mainly due to higher pipeline maintenance, odorization, fuel and other administrative costs. Additionally, the prior-year expense was abnormally low due to $4.3 million of previously incurred operation and maintenance expenses related to Hurricane Katrina recovery efforts being reversed and deferred due to a Louisiana Public Service Commission’s decision to permit the recovery of these expenses from customers.

The provision for doubtful accounts was $9.3 million for the nine months ended June 30, 2008, compared with $13.3 million for the same period last year. The $4.0 million decrease reflects the effect of successful customer collection efforts.

Interest charges for the nine months ended June 30, 2008, were $103.8 million, compared with $109.3 million for the nine months ended June 30, 2007. The $5.5 million period-over-period decrease primarily was due to lower average short-term debt balances experienced in the current period.

The capitalization ratio at June 30, 2008, was 51.5 percent, compared with 53.7 percent at September 30, 2007, and 55.0 percent at June 30, 2007. In June 2007, the Company completed a $250 million senior notes offering, the net proceeds of which along with available cash were used to reduce long-term debt by $300 million in July 2007. Had the repayment occurred as of June 30, 2007, the company’s debt capitalization ratio on that date would have been 51.7 percent. Short-term debt was $113.3 million at June 30, 2008, and $150.6 million at September 30, 2007. There was no short-term debt outstanding at June 30, 2007.

For the nine months ended June 30, 2008, operating activities provided cash of $417.4 million, compared with $552.7 million for the nine months ended June 30, 2007. Period over period, the decrease in operating cash flow primarily reflects an increase in cash required to collateralize risk management accounts as of June 30, 2008, coupled with net unfavorable changes in various working capital items.

Capital expenditures increased to $312.9 million for the nine months ended June 30, 2008, compared with $263.0 million for the same period last year. The $49.9 million increase principally reflects spending in the Mid-Tex Division for the replacement of mains and for the company’s new automated metering initiative in its natural gas distribution business.

Outlook

The leadership of Atmos Energy remains focused on enhancing shareholder value by delivering consistent earnings growth. Atmos Energy continues to anticipate fiscal 2008 earnings to be in the range of $1.95 to $2.05 per diluted share, excluding any material mark-to-market impact at the end of the fiscal year, with capital expenditures expected to range from $455 million to $465 million. Major assumptions underlying the earnings projection include a reduced contribution from the natural gas marketing segment due to less volatility in natural gas prices, continued successful execution of the rate strategy in the natural gas distribution segment and an average annual short-term interest rate of 6.5 percent. However, the mark-to-market impact on the nonregulated marketing company’s physical storage inventory at September 30, 2008, and changes in events or other circumstances that the company cannot currently anticipate or predict could result in earnings for fiscal 2008 that are significantly above or below this outlook.

Conference Call to be Webcast August 6, 2008

Atmos Energy will host a conference call with financial analysts to discuss the financial results for the fiscal 2008 third quarter and first nine months on Wednesday, August 6, 2008, at 8:00 a.m. EDT. The telephone number is 800-218-4007. The conference call will be webcast live on the Atmos Energy Web site at www.atmosenergy.com. A playback of the call will be available on the Web site later that day. Atmos Energy officers who will participate in the conference call include: Bob Best, chairman, president and chief executive officer; Pat Reddy, senior vice president and chief financial officer; Kim Cocklin, senior vice president, regulated operations; Mark Johnson, senior vice president, nonregulated operations; Fred Meisenheimer, vice president and controller; Laurie Sherwood, vice president, corporate development and treasurer; and Susan Giles, vice president, investor relations.

Highlights and Recent Developments

Fort Necessity Gas Storage Project

On July 10, 2008, Atmos Pipeline and Storage, LLC, completed a nonbinding open season for its proposed Fort Necessity salt dome gas storage facility located in Franklin Parish, Louisiana. The open season participants requested storage capacity that was three times greater than the 5 billion cubic feet of capacity proposed in Phase One of the project.

Drilling operations recently began to obtain core samples necessary to complete the FERC 7C application. Pending regulatory approval, the first cavern is projected to go into operation by 2011, with the other two caverns in operation by 2012 and 2014. Based on market demand, four additional storage caverns could potentially be developed.

Mid-Tex Division Rate Case Decision

On June 24, 2008, the Railroad Commission of Texas (RRC) issued a final order in the rate case originally filed by the Mid-Tex Division in September 2007. The final order applies to the remaining 20 percent of customers served by the Mid-Tex Division that were not included in previously announced settlement agreements. The final order from the RRC resulted in a $19.6 million system-wide annual rate increase, of which approximately $3.9 million related to customers in the City of Dallas and the unincorporated areas. New rates were implemented in July 2008 for these customers. The rates for the remaining 80 percent of the customers, which are represented by 438 of the 439 incorporated cities served by the Mid-Tex Division, had already been established through settlements by these cities with the company.

Additional findings of the RRC order include a 10 percent return on equity, a capital structure of 52 percent debt and 48 percent equity, the recovery of bad debt gas cost via a Gas Cost Recovery mechanism and approval of a conservation and energy efficiency tariff.

Forward-Looking Statements

The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company’s other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company’s ability to continue to access the capital markets and the other factors discussed in the company’s filings with the Securities and Exchange Commission. These factors include the risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007, and in the company’s Quarterly Report on Form 10-Q for the three and six months ended March 31, 2008. Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is the country’s largest natural-gas-only distributor, serving about 3.2 million natural gas distribution customers in more than 1,600 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast and manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Atmos Energy is a Fortune 500 company. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation

Financial Highlights (Unaudited)

Statements of Income	Three Months Ended June 30		Percentage Change
(000s except per share)	2008	2007

Gross Profit:
Natural gas distribution segment	$199,928	$190,643	5%
Regulated transmission and storage segment	46,286	36,707	26%
Natural gas marketing segment	(2,631)	(576)	(357)%
Pipeline, storage and other segment	3,174	1,845	72%
Intersegment eliminations	(535)	(603)	11%

Gross profit	246,222	228,016	8%

Operation and maintenance expense	117,822	115,141	2%
Depreciation and amortization	50,356	48,974	3%
Taxes, other than income	57,335	52,881	8%
Impairment of long-lived assets	—	3,289	(100)%

Total operating expenses	225,513	220,285	2%

Operating income	20,709	7,731	168%

Miscellaneous income	1,600	4,266	(62)%
Interest charges	33,470	34,479	(3)%

Loss before income taxes	(11,161)	(22,482)	50%
Income tax benefit	(4,573)	(9,122)	(50)%

Net loss	$(6,588)	$(13,360)	51%

Basic net loss per share	$(0.07)	$(0.15)
Diluted net loss per share	$(0.07)	$(0.15)

Cash dividends per share	$.325	$.320

Weighted average shares outstanding:
Basic	89,648	88,366
Diluted	89,648	88,366

	Three Months Ended June 30		Percentage Change
Summary Net Income (Loss) by Segment (000s)	2008	2007
Natural gas distribution	$(12,378)	$(15,690)	21%
Regulated transmission and storage	10,265	6,162	67%
Natural gas marketing	(6,314)	(5,610)	(13)%
Pipeline, storage and other	1,839	1,778	3%

Consolidated net loss	$(6,588)	$(13,360)	51%

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Statements of Income	Nine Months Ended June 30		Percentage Change
(000s except per share)	2008	2007

Gross Profit:
Natural gas distribution segment	$830,652	$799,457	4%
Regulated transmission and storage segment	142,772	122,647	16%
Natural gas marketing segment	59,664	85,611	(30)%
Pipeline, storage and other segment	18,856	26,801	(30)%
Intersegment eliminations	(1,690)	(2,222)	24%

Gross profit	1,050,254	1,032,294	2%

Operation and maintenance expense	359,064	342,373	5%
Depreciation and amortization	147,659	149,035	(1)%
Taxes, other than income	153,170	149,694	2%
Impairment of long-lived assets	—	3,289	(100)%

Total operating expenses	659,893	644,391	2%

Operating income	390,361	387,903	1%

Miscellaneous income	2,974	7,683	(61)%
Interest charges	103,803	109,273	(5)%

Income before income taxes	289,532	286,313	1%
Income tax expense	110,783	111,907	(1)%

Net income	$178,749	$174,406	2%

Basic net income per share	$2.00	$2.02
Diluted net income per share	$1.99	$2.00

Cash dividends per share	$.975	$.960

Weighted average shares outstanding:
Basic	89,281	86,378
Diluted	89,937	87,011

	Nine Months Ended June 30		Percentage Change
Summary Net Income by Segment (000s)	2008	2007
Natural gas distribution	$113,442	$92,464	23%
Regulated transmission and storage	35,336	29,086	21%
Natural gas marketing	19,565	40,368	(52)%
Pipeline, storage and other	10,406	12,488	(17)%

Consolidated net income	$178,749	$174,406	2%

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	June 30, 2008	September 30, 2007
(000s)

Net property, plant and equipment	$4,012,888	$3,836,836

Cash and cash equivalents	46,501	60,725
Cash held on deposit in margin account	62,152	—
Accounts receivable, net	601,164	380,133
Gas stored underground	571,532	515,128
Other current assets	115,609	112,909

Total current assets	1,396,958	1,068,895

Goodwill and intangible assets	737,221	737,692
Deferred charges and other assets	237,723	253,494

	$6,384,790	$5,896,917

Shareholders’ equity	$2,105,407	$1,965,754
Long-term debt	2,119,729	2,126,315

Total capitalization	4,225,136	4,092,069

Accounts payable and accrued liabilities	582,353	355,255
Other current liabilities	472,088	409,993
Short-term debt	113,257	150,599
Current maturities of long-term debt	1,059	3,831

Total current liabilities	1,168,757	919,678

Deferred income taxes	450,669	370,569
Deferred credits and other liabilities	540,228	514,601

	$6,384,790	$5,896,917

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Nine Months Ended June 30
(000s)	2008	2007

Cash flows from operating activities

Net income	$178,749	$174,406
Depreciation and amortization	147,765	149,183
Deferred income taxes	77,864	37,266
Changes in assets and liabilities	236	173,856
Other	12,767	17,959

Net cash provided by operating activities	417,381	552,670

Cash flows from investing activities

Capital expenditures	(312,878)	(263,023)
Other, net	(4,303)	(9,867)

Net cash used in investing activities	(317,181)	(272,890)

Cash flows from financing activities

Net decrease in short-term debt	(35,721)	(382,416)
Net proceeds from long-term debt offering	—	247,461
Settlement of Treasury lock agreement	—	4,750
Repayment of long-term debt	(9,945)	(2,685)
Cash dividends paid	(87,821)	(83,118)
Net proceeds from equity offering	—	191,913
Issuance of common stock	19,063	18,883

Net cash used in financing activities	(114,424)	(5,212)

Net increase (decrease) in cash and cash equivalents	(14,224)	274,568
Cash and cash equivalents at beginning of period	60,725	75,815

Cash and cash equivalents at end of period	$46,501	$350,383

	Three Months Ended June 30		Nine Months Ended June 30
Statistics	2008	2007	2008	2007
Consolidated natural gas distribution throughput (MMcf as metered)	73,483	74,563	367,297	367,080
Consolidated regulated transmission and storage transportation volumes (MMcf)	152,450	125,639	429,758	359,447
Consolidated natural gas marketing sales volumes (MMcf)	82,122	85,413	298,351	264,325
Natural gas distribution meters in service	3,205,456	3,194,304	3,205,456	3,194,304
Natural gas distribution average cost of gas	$11.53	$7.90	$8.77	$8.19
Natural gas marketing net physical position (Bcf)	17.5	21.5	17.5	21.5

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